                         MASSACHUSETTS ELECTRIC COMPANY
                              Statement of Income
                       Twelve Months Ended June 30, 1997
                             (Actual and Pro Forma)
                                  (Unaudited)

                                                   Actual    Adjustments  Pro Forma
                                                   ------    -----------  ---------
                                                            (In Thousands)
Operating revenue                                $1,564,299               $1,564,299
                                                 ----------    -------    ----------
Operating expenses:
  Purchased electric energy, principally from
    New England Power Company, an affiliate       1,131,008                1,131,008
  Other operation                                   210,141                  210,141
  Maintenance                                        32,109                   32,109
  Depreciation                                       48,358                   48,358
  Taxes, other than income taxes                     30,990                   30,990
  Income taxes                                       30,264    $(1,271)       28,993
                                                 ----------    -------    ----------
     Total operating expenses                     1,482,870     (1,271)    1,481,599
                                                 ----------    -------    ----------
     Operating income                                81,429      1,271        82,700

Other income (expense), net                          (1,243)                  (1,243)
                                                 ----------    -------    ----------
     Operating and other income                      80,186      1,271        81,457
                                                 ----------    -------    ----------

Interest:
  Interest on long-term debt                         27,715                   27,715
  Other interest                                      7,238      3,239        10,477
  Allowance for borrowed funds used during
    construction - credit                              (492)                    (492)
                                                 ----------    -------    ----------
     Total interest                                  34,461      3,239        37,700
                                                 ----------    -------    ----------
     Net income                                  $   45,725    $(1,968)   $   43,757
                                                 ==========    =======    ==========

                         Statement of Retained Earnings
                       Twelve Months Ended June 30, 1997
                             (Actual and Pro Forma)
                                  (Unaudited)

                                                   Actual    Adjustments  Pro Forma
                                                   ------    -----------  ---------
                                                            (In Thousands)
Retained earnings at beginning of period           $154,150                 $154,150
Net income                                           45,725    $(1,968)       43,757
Dividends declared on cumulative preferred stock     (3,114)     3,114             -
Dividends declared on common stock                  (25,180)                 (25,180)
Premium on redemption of preferred stock                        (4,088)       (4,088)
                                                   --------    -------      --------
Retained earnings at end of period                 $171,581    $(2,942)     $168,639
                                                   ========    =======      ========

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                         MASSACHUSETTS ELECTRIC COMPANY

     The pro forma adjustments to show the estimated effect of the proposed transactions as applied to the foregoing Statement of Income and Statement of Retained Earnings for the twelve months ended June 30, 1997 are as follows:


Increase - Other Interest                                        $3,239,010

To reflect interest on $53,983,500 of short-term debt, calculated at an annual rate of 6.00 percent.


Decrease - Income taxes                                          $1,270,502

To reflect the income tax effects as a result of the above adjustment.


Decrease - Dividends declared on cumulative preferred stock      $3,114,000

To reflect twelve-months effect of the retirement of $50,000,000 of preferred stock


Decrease - Premium on redemption of preferred stock              $4,088,000

To reflect the net loss on retirement of $50,000,000 of preferred stock.